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                                                            Exhibit 24.b.4.(aa)

Ovation Lifetime Income II - Single Rider

                                                                 MINNESOTA LIFE

Minnesota Life Insurance Company - A Securian Company  Fax 651.665.7942
Annuity Services . A3-9999 400 Robert Street North     1.800.362.3141
.. St. Paul, Minnesota 55101-2098                       Local 651.665.4877
                                                       www.minnesotalife.com
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Rider Effective Date:  [May 11, 2012]

Benefit Date:          [May 11, 2012]

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract. The rider's provisions shall control when there is a conflict between this rider and the contract.

This rider guarantees that you may elect to receive, beginning at the Benefit Date, an amount up to the Guaranteed Annual Income (GAI) each Contract Year until the Owner's death (or in the case of Joint Owners, until the first death). The amount received will be in the form of a withdrawal of Contract Value, if available, or in the form of Annuity Payments. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, the rider guarantees and benefits will be based on the life of the Annuitant(s). We deduct a charge for this rider as described below. Determination of the GAI is described below.

Benefit Date

The later of the Contract Anniversary following the [59th] birthday of the oldest Owner (or the oldest annuitant in the case of a non-natural Owner) or the Rider Effective Date.

Reset Date

The [one year] anniversary of the Rider Effective Date and each subsequent [one year] anniversary.

Benefit Base

The initial Benefit Base will be set to the initial Purchase Payment if this rider is added on the Contract Date. If it is added on a subsequent Contract Anniversary, the initial Benefit Base will be equal to the Contract Value as of the Rider Effective Date.

On each Reset Date the Benefit Base will first be increased to the Contract Value if the Contract Value is greater than the Benefit Base.

Then, on each Contract Anniversary for [10] years following the Rider Effective Date, after each Contract Year in which there have been no withdrawals, we will take the Benefit Base from the prior Contract Anniversary, plus any Purchase Payments made during the Contract Year, and increase that amount by [6%]. If the resulting amount is greater than the current Benefit Base, it will become the new Benefit Base.

[On the later of the [10th] Contract Anniversary following the Rider Effective date or the Contract Anniversary on or following the [70/th/] birthday of the oldest Owner (or the oldest annuitant in the case of a non-natural Owner), if no withdrawals have been taken from the contract since the Rider Effective Date, the Benefit Base will be at least equal to the sum of (a), (b), and (c), where:

       (a)is [200%] of the initial Benefit Base, and

       (b)is [200%] of all subsequent Purchase Payments made in the [one year] following the Rider Effective Date, and

       (c)is [100%] of all subsequent Purchase Payments made after the [one year] following the Rider Effective Date.]

The Benefit Base is separate from your Contract Value. The Benefit Base is not available as a lump sum withdrawal and is not payable upon death.

The annual rider charge may increase on a Reset Date as described under the "Rider Charge" section.

Subsequent Purchase Payments and withdrawals will adjust the Benefit Base as described below.

 12-70227                                                     Minnesota Life 1

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Benefit Base Maximum

The Benefit Base is subject to a maximum of [$5,000,000].

Guaranteed Annual Income (GAI)

The initial GAI will be equal to (a) multiplied by (b) where:

    (a)is the Benefit Base on the Rider Effective Date, and
    (b)is the Annual Income Percentage based on the applicable age as of the Rider Effective Date.

On each Reset Date, the GAI will be reset to the greater of (a) or (b) where:

    (a)is the GAI immediately prior to the Reset Date, and
    (b)is equal to (1) multiplied by (2) where:

       (1)is the Benefit Base on the Reset Date, after all applicable Benefit Base adjustments, and
       (2)is the Annual Income Percentage based on the applicable age as of the Reset Date.

Subsequent Purchase Payments and withdrawals will adjust the GAI as described below.

Annual Income Percentage

The Annual Income Percentage is determined based on the age of the oldest Owner. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, the Annual Income Percentage is determined based on the age of the oldest Annuitant.

                        Age         Annual Income Percentage
                  ----------------- ------------------------
                  [through age 64]          [4.5%]
                      [65-74]               [5.0%]
                      [75-79]               [5.5%]
                   [80 and older]           [6.5%]

Adjustment for Subsequent Purchase Payments

The Benefit Base will be increased by the amount of any subsequent Purchase Payments. For each subsequent Purchase Payment, the GAI will be increased at such time by an amount equal to (a) multiplied by (b) where:

    (a)is the amount of the subsequent Purchase Payment, and
    (b)is the Annual Income Percentage based on the applicable age as of the date the subsequent Purchase Payment is credited to the contract.

The GAI immediately following a subsequent Purchase Payment is subject to a maximum of (a) multiplied by (b) where:

    (a)is the Benefit Base Maximum, and,
    (b)is the Annual Income Percentage based on the applicable age as of the date the subsequent Purchase Payment is credited to the contract.

While this rider is in effect, Purchase Payments after the first Contract Year following the Rider Effective Date are limited to a total of $25,000. We may waive this limit in a uniform and non-discriminatory manner for the entire contract class. We will notify you in writing of any new limits.

Adjustment for Withdrawals Prior to the Benefit Date

Amounts withdrawn prior to the Benefit Date will cause both the Benefit Base and GAI to be recalculated as follows:

The Benefit Base will be reduced by an amount equal to (a) multiplied by
(b) divided by (c) where:

    (a)is the Benefit Base immediately prior to the withdrawal,
    (b)is the amount of the withdrawal, and
    (c)is the Contract Value immediately prior to the withdrawal.

The GAI will be equal to (a) multiplied by (b) where:

    (a)is the Benefit Base following the withdrawal, and
    (b)is the Annual Income Percentage based on the applicable age as of the date of the withdrawal.

 12-70227                                                     Minnesota Life 2

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Withdrawals may be required to be made from your values in the General or Fixed
Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value.

Adjustment for Withdrawals After the Benefit Date

After the Benefit Date, any amount you withdraw in a single Contract Year which is less than or equal to the greater of the GAI or the Required Minimum Distribution (RMD) amount, as described below, will reduce the Contract Value and Benefit Base by the amount of the withdrawal. This will not reduce the GAI.

After the Benefit Date, any amount you withdraw in a single Contract Year which is in excess of the greater of the GAI or the RMD amount in a single Contract Year will cause both the Benefit Base and GAI to be recalculated as follows:

   The Benefit Base will be reduced by an amount equal to (a) multiplied by
   (b) divided by (c) where:

       (a)is the Benefit Base immediately prior to the excess portion of the withdrawal,
       (b)is the amount of the excess withdrawal, and
       (c)is the Contract Value immediately prior to the excess portion of the withdrawal.

   The GAI will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

       (a)is the GAI prior to the withdrawal,
       (b)is the amount of the excess withdrawal, and
       (c)is the Contract Value immediately prior to the excess portion of the withdrawal.

Withdrawals may be required to be made from your values in the General or Fixed Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. If withdrawals in any Contract Year are less than the GAI, the remaining GAI may not be carried forward to future Contract Years.

Contract Value Allocation Plan

While this rider is in effect, the full Contract Value must be allocated to the General or Fixed Account and/or Sub-Accounts of the Variable Account according to an allocation plan approved by us. The Contract Value may be required to be automatically rebalanced each quarter according to the allocation plan then in effect. You may reallocate the full Contract Value from the current allocation plan to another allocation plan available for use with this rider at the time of the reallocation request. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the complete request at our home office. We reserve the right to add, delete, or modify allocation plans. We will notify you in writing of any changes to the allocation plans available for use with this rider.

To the extent participation in the allocation plan or automatic rebalancing exceeds contract maximums or transfer limitations relative to the General or Fixed Account, such limitations will be waived while this rider is in effect.

Required Minimum Distribution (RMD)

For purposes of this rider, the RMD amount is equal to the amount needed based on the value of your contract and any riders to meet any required minimum distribution requirement pursuant to the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder. Applicable contracts include those issued pursuant to a retirement plan under the provisions of
Section 401, 403, 404, 408, or 457 of the Internal Revenue Code. Amounts withdrawn in excess of the RMD may be treated as an excess withdrawal as described above.

Rider Charge

The annual rider charge is equal to [1.20%], subject to a maximum charge of [2.25%]. Beginning with the Rider Effective Date and every three months thereafter, an amount equal to one quarter of the annual rider charge will be multiplied by the greater of the Contract Value or the Benefit Base on that date and will be deducted on a pro-rata basis from Contract Values allocated to the Variable Account. For purposes of the rider charge, the greater of the Contract Value or the Benefit Base will be subject to the Benefit Base Maximum.

On each Reset Date that the Benefit Base is increased to the Contract Value, if the rider charge applicable to new customers purchasing the Ovation Lifetime Income - Single rider exceeds your current rider charge, we reserve the right to increase the charge for your rider. The rider charge following the increase will not exceed the current rider charge for new issues. If we are no longer issuing this rider, we reserve the right to increase the rider charge to an amount that will not exceed the maximum annual rider charge.

 12-70227                                                     Minnesota Life 3

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You may elect to decline the rider charge increase. Declining the rider charge increase will result in no increase to the Benefit Base. You will be notified in writing a minimum of 30 days prior to the Reset Date that you may decline the rider charge increase. If you elect to decline the rider charge increase, you must provide a Written Request to us no less than seven calendar days prior to the Reset Date. Once you notify us of your decision to decline the rider charge increase, you will no longer be eligible for future Benefit Base increases.

The rider charge will be discontinued upon termination of the rider as described in the "Rider Termination" section.

Automatic Payment Phase

If the Contract Value is reduced to zero, the contract will enter an automatic payment phase and no future Benefit Base increase will occur. You may elect to receive the GAI at any frequency offered by us, but at least annually, until the death of the Owner or the death of any Joint Owner. Once selected, the frequency may not be changed without our consent. During this phase, no additional Purchase Payments may be made and all other contract features, benefits, riders, and guarantees except the guarantees provided by this rider are terminated. Upon the death of the Owner or the death of any Joint Owner, this rider terminates and no further benefits are payable.

Minimum Contract Value

Any provision in your contract requiring there be a minimum Contract Value as of the date of any withdrawal is waived while this rider is in effect.

Recovery of Excess Payments

We may recover from you or your estate any payments made after the death of the Owner or any Joint Owner.

Annuity Payments

If you elect to receive Annuity Payments, you may apply your Contract Value to any Annuity Payment option in accordance with your contract terms. Amounts less than the entire Contract Value that are applied to provide Annuity Payments under an Annuity Payment option will be treated as a withdrawal for purposes of adjusting the Benefit Base and GAI.

If Annuity Payments are required to begin, you may elect from an additional annuity payment option to receive an annual amount equal to the GAI at any frequency offered by us, but at least annually, until the death of the Owner (or the death of any Joint Owner).

Rider Termination

The rider will automatically terminate at the earliest of:

    (a)termination or surrender of the contract; or
    (b)any change of Owner or Joint Owner after the Rider Effective Date, or in the case of a non-natural Owner, any change of Annuitant or Joint Annuitant after the Rider Effective Date; or
    (c)the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or
    (d)the death of the Owner or Joint Owner, or in the case of a non-natural Owner, the death of the Annuitant or Joint Annuitant.

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the rider charge will be deducted upon termination of this rider or surrender of the contract.

 /s/ Dennis E. Prohofsky                                 /s/ Robert L Senkler
 Secretary President                                                President

 12-70227                                                     Minnesota Life 4